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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (RULE 14A-101)

                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT  [ ]

FILED BY A PARTY OTHER THAN THE REGISTRANT  [X]

CHECK THE APPROPRIATE BOX:

[ ]   PRELIMINARY PROXY STATEMENT
[ ]   DEFINITIVE PROXY STATEMENT            [ ]  CONFIDENTIAL, FOR USE OF THE
[X]   DEFINITIVE ADDITIONAL MATERIALS            COMMISSION ONLY (AS PERMITTED)
[ ]   SOLICITING MATERIAL PURSUANT TO            BY RULE 14A-6(E)(2)
      RULE 14A-12


                                    ICO, INC.
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                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


                           TRAVIS STREET PARTNERS, LLC
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    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)



PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

[X]  NO FEE REQUIRED.

[ ] FEE COMPUTED ON TABLE BELOW PER EXCHANGE ACT RULES 14A-6(I)(4) AND 0-11.

      (1)   TITLE OF EACH CLASS OF SECURITIES TO WHICH TRANSACTION APPLIES:
            NOT APPLICABLE

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      (2)   AGGREGATE NUMBER OF SECURITIES TO WHICH TRANSACTION APPLIES:  NOT
            APPLICABLE.

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      (3)   PER UNIT PRICE OR OTHER UNDERLYING VALUE OF TRANSACTION
            COMPUTED PURSUANT TO EXCHANGE ACT RULE 0-11 (SET FORTH THE AMOUNT ON WHICH THE FILING FEE IS CALCULATED AND STATE HOW IT WAS DETERMINED): NOT APPLICABLE.

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77968.0003
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      (4)   PROPOSED MAXIMUM AGGREGATE VALUE OF TRANSACTION:  NOT APPLICABLE.

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      (5)   TOTAL FEE PAID:  NOT APPLICABLE.

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[ ]  FEE PAID PREVIOUSLY WITH PRELIMINARY MATERIALS:

[ ] CHECK BOX IF ANY PART OF THE FEE IS OFFSET AS PROVIDED BY EXCHANGE ACT RULE 0-11(A)(2) AND IDENTIFY THE FILING FOR WHICH THE OFFSETTING FEE WAS PAID PREVIOUSLY. IDENTIFY THE PREVIOUS FILING BY REGISTRATION STATEMENT NUMBER, OR THE FORM OR SCHEDULE AND THE DATE OF ITS FILING.

      (1)       AMOUNT PREVIOUSLY PAID:  NOT APPLICABLE.

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      (2)       FORM, SCHEDULE OR REGISTRATION STATEMENT NO.:  NOT APPLICABLE.

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      (3)       FILING PARTY:  NOT APPLICABLE.

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      (4)       DATE FILED:  NOT APPLICABLE.

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
TRAVIS STREET PARTNERS,  LLC                                910 Travis Street
                                                                   Suite 2150
                                                        Houston,  Texas 77002
                                                             fax 713 759 2040
                                                             TEL 713 759 2030
                                                 www.travisstreetpartners.com


FOR IMMEDIATE RELEASE

TRAVIS STREET PARTNERS ASKS ICO CHAIRMAN AND PRESIDENT TO VOTE SHARES PRO RATA

Houston, March 9, 2001 - Travis Street Partners (TSP), which is continuing its battle to elect three directors to the board of ICO, Inc. (NASDAQ: ICOC), today called on ICO's Board of Directors to confirm that it has instructed Dr. Asher "Al" Pacholder and wife Sylvia Pacholder to vote the 14% of ICO stock they don't own, but have acquired voting proxies for, pro rata with the votes of all other shareholders.

"We applaud ICO for affirming that these proxies were given to the Pacholders solely in their capacities as ICO executive officers," said Tim Gollin, a TSP manager. "Since that's the case, we're relying on the Board of Directors to compel the Pacholders to fulfill their fiduciary duties by voting these shares proportionally to the votes of other shareholders. Doing otherwise would clearly be at odds with the statements ICO has made in its proxy materials."

In past years, ICO's Board of Directors agreed to give the Pacholders voting rights amounting to as much as 31% of the company's common stock. Today, following criticism from TSP, the Pacholders now only claim to vote 14% of ICO's stock. The Pacholders actually own economically only 3% of ICO stock.

Under further pressure from TSP, for the first time, ICO admitted in its definitive proxy statement that its Board of Directors:

           "did not make a separate or specific determination regarding . . . potential conflicts of interest from the increased voting power of [Dr. and Mrs. Pacholder] that resulted from the Wedco Shareholders Agreement."

Two days earlier, ICO revealed for the first time that the Board had also made no "separate or specific determination regarding the creation of possible conflicts of interest as the voting power of [Dr. and Mrs. Pacholder] increased," in eight other acquisitions over the last 7 years where ICO demanded employee/shareholders assign their voting rights to the Pacholders.

"A Board of Directors should represent all shareholders and must carefully consider issues which could lead to conflicts of interest," said Gollin. "Yet this Board admits it didn't determine anything about potential conflicts of interest while it handed out nearly 31% of the voting control of ICO to Al and Sylvia Pacholder."

This year, under pressure from TSP to level with shareholders, ICO sought to justify giving the Pacholders voting rights by stating it had a policy of not letting shareholders/employees have voting rights because shareholders/ employees might "seek to gain leverage in compensation negotiations," ICO's proxy statement says.

"The ICO Board should have applied that policy to Al and Sylvia Pacholder," Gollin says. "While Dr. and Mrs. Pacholder were busy accumulating other people's voting rights, their combined salaries skyrocketed from $250,520 in 1996 to $698,000 today, a 278% increase. That's what we call `leverage in compensation negotiations.'"

The ten director ICO Board includes three people who are named Pacholder, two who are employees of another Pacholder-owned business, and one who is a director of the Pacholder High Yield Fund. Six ICO directors are members of the Pacholder 13D control group. "Today, 8 of the 10 current ICO directors are either Pacholders themselves, are employed by a Pacholder-owned company, or are part of the Pacholder 13D control group," Gollin said. "Now that the company has finally laid out the facts, it's no surprise that the Pacholders were able to amass a 31% voting position without investing a dime of their own money."

ICO is a Houston-based oilfield services and plastics processing concern. TSP is a Houston-based investment group which has proposed to acquire ICO at a maximum price of $3.25 per share in cash, assuming management severance costs do not exceed $1 million. A group led by TSP owns approximately 7.30% of ICO's common stock.

To support TSP, shareholders should vote their gold cards and discard the white proxy card mailed by management. TSP is encouraging shareholders to call its proxy solicitor, MacKenzie Partners, at (212) 929-5500 (call collect) or (800) 322-2885 (toll-free).

ICO has refused to discuss the financial merits of TSP's proposal to acquire ICO, which would provide shareholders with a 69% - 108% premium to ICO's market price prior to the TSP proposal.

TSP ASKS ICO CHAIRMAN AND PRESIDENT TO VOTE SHARES PRO RATA

On March 9, 2001, TSP sent a letter to ICO's Board of Directors to applaud its disclosure that the Company had awarded voting rights to Al and Sylvia Pacholder only in the Pacholders' capacities as executive officers of ICO. TSP has asked that the Pacholders, as fiduciaries of ICO shareholders, publicly confirm that these voting rights will be voted pro rata with the votes of other shareholders.

Click below to read the press release:

(http://www.travisstreetpartners.com/FrameTSP_demands_prorata_revised.htm)


Click below to read the TSP letter to ICO's Board:

(http://www.travisstreetpartners.com/FrameBoardletter010309.htm)

TRAVIS STREET PARTNERS, LLC
                                                              910 Travis Street
                                                Suite 2150 Houston, Texas 77002
                                                               fax 713 759 2040
                                                               TEL 713 759 2030
                                                   www.travisstreetpartners.com
VIA COURIER AND VIA FAX
-----------------------

March 9, 2001

Board of Directors
ICO Inc.
11490 Westheimer
Suite 1000
Houston, TX 77077

Ladies and Gentlemen:

In ICO's definitive proxy materials filed on March 7, 2001, ICO states that the voting rights in the Wedco merger and the eight other acquisitions discussed under "Shareholder Agreements & Proxies" were given to Dr. Asher "Al" O. Pacholder and Mrs. Sylvia A. Pacholder to be "exercised by Dr. Pacholder and Mrs. Pacholder in their capacity as executive officers."

As executive officers of ICO, Dr. and Mrs. Pacholder are fiduciaries of the Company.

From the Company's public disclosures, therefore, we expect that the Board of Directors has already instructed the Pacholders to exercise all such voting rights proportionally to the votes of all other shareholders. To do otherwise would be inconsistent with their fiduciary responsibilities.

It would be helpful if ICO's Board of Directors would publicly confirm this important issue to help build confidence in the election process and to demonstrate that, contrary to the impression shareholders may gain from reading the proxy statement, this Board of Directors actually is concerned with the conflicts of interest arising from grants of voting rights to executive officers.

We look forward to your early reply.

Very truly yours,


TRAVIS STREET PARTNERS, LLC
Timothy J. Gollin, Manager

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